                                                                      Exhibit 12


                STATEMENT SETTING FORTH DETAIL FOR COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES

                              (MILLIONS OF DOLLARS)

                                                                                                          For the
                                                                                                           period
                                                                                                          December
                                                                                                           1, 1997
                                                                                                         (inception)
                                                                                                             to
                                                                                                          December
                                                                          Year Ended December 31             31,
                                                                     2001     2000      1999      1998      1997
                                                                     ----     ----      ----      ----      ----
Income (loss) from continuing operations before income taxes.        $(283)     $153      $ 32      $143       $ 7
Fixed charges:
  Interest expense, gross.....................................         192       185       182       156        10
  Portion of rentals representative of interest...............          37        38        37        37         4
                                                                       ---       ---       ---       ---       ---
      Total fixed charges before capitalized interest.........         229       223       219       193        14
  Capitalized interest........................................          --        --        --        --        --
                                                                       ---       ---       ---       ---       ---
       Total fixed charges including capitalized interest.....         229       223       219       193        14
                                                                       ---       ---       ---       ---       ---
Earnings (losses).............................................       $ (54)     $376      $251      $336       $21
Ratio of earnings (losses) to fixed charges (a)...............          --       1.7       1.1       1.7       1.5
                                                                     ======     ====      ====      ====       ====

(a)  In 2001, earnings were insufficient to cover fixed charges by $283 million.